Exhibit 4.1

East Morgan
Holdings, Inc.

CUSIP NO. 273771 10 5

Number	Shares
**Specimen**	**Specimen**

THIS CERTIFIES THAT **Specimen**

IS THE RECORD HOLDER OF **Specimen**   Shares of East Morgan Holdings, Inc. Common Stock transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facimile seal of the Corporation and the facsimile signature of its duly authorized officers.

DATED **Specimen**